AMENDMENT NO. 6

to

CREDIT AGREEMENT

THIS AMENDMENT NO. 6 TO CREDIT AGREEMENT (this “Amendment”) is dated as of December 16, 2019, by and among WINMARK CORPORATION,  WIRTH BUSINESS CREDIT, INC.,  WINMARK CAPITAL CORPORATION and GROW BIZ GAMES, INC. (each of the foregoing are referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”), CIBC BANK USA (formerly known as The PrivateBank and Trust Company) (the “Administrative Agent” and a “Lender”), and BMO HARRIS BANK N.A. (formerly known as HARRIS N.A.) (also a “Lender”).

RECITALS:

A.The Loan Parties, the Administrative Agent and the Lenders are parties to that certain Credit Agreement, dated as of July 13, 2010, as amended prior to the date hereof (the “Credit Agreement”).

B.Winmark Corporation (the “Company”) has informed the Administrative Agent and the Lenders that the Company desires to make a tender offer for shares of the Company’s common stock, with the aggregate tender offer price funded in 2020 partially from the proceeds of a revolving loan under the Credit Agreement (the “2020 Tender Offer”).

C.The Company has requested that the Administrative Agent and the Lenders consent to the 2020 Tender Offer, and the Administrative Agent and the Lenders are willing to so consent, as provided herein.

D.The Loan Parties, the Administrative Agent and the Lenders desire to further amend the Credit Agreement as provided herein.

AGREEMENTS:

IN CONSIDERATION of the premises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Amendment have the same meanings as set forth in the Credit Agreement.
2. Amendment of Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions to such Section in their correct alphabetical order:

“Sixth Amendment”:  That certain Amendment No. 6 to Credit Agreement, dated as of December 16, 2019, by and among the Loan Parties, the Administrative Agent and the Lenders.

3. Amendment of Section 11.4.  Section 11.4 of the Credit Agreement is hereby amended by deleting “$4,000,000” where it appears in clause (ii) of such Section and inserting “$6,000,000” in lieu thereof.

4. Amendment of Section 11.15. Section 11.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.15Tangible Net Worth.  Not permit the Tangible Net Worth of the Loan Parties to be:

(a)as of September 2, 2017, less than $60,000,000; and

(b)as of the last day of each fiscal month following the fiscal month ended September 2, 2017, the sum of the minimum Tangible Net Worth from the immediately preceding fiscal month plus fifty percent (50%) of the net income of the fiscal month then ended, if positive.

Notwithstanding the foregoing, the parties acknowledge and agree that effect of each of the 2015 Tender Offer (as such term is defined in the Fourth Amendment) (the “2015 Tender Offer”),  the 2017 Tender Offer (as such term is defined in the Fifth Amendment) (the “2017 Tender Offer”), and the 2020 Tender Offer (as such term is defined in the Sixth Amendment) shall be excluded in the foregoing covenant calculation.

5. Amendment of Section 4. Section 4 of the Credit Agreement is hereby amended by adding a new Section 4.5 thereto, with such new Section 4.5 to read as follows:

4.5Effect of Benchmark Transition Event.

(a)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent (without, except as specifically provided in the two following sentences, any action or consent by any other party to this Agreement) may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Minneapolis time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Company so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Company and Lenders comprising Required Lenders have delivered to Agent written notice that Company and such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, Agent will have the right to make

Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)Notices; Standards for Decisions and Determinations.  Agent will promptly notify Company and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d)Benchmark Unavailability Period. Upon Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Loan Parties will be deemed to have converted any pending request for a LIBOR Loan, and any conversion to or continuation of any LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period into a request for a borrowing of or conversion to Base Rate Loans.

(e)Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the

LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or Required Lenders, as applicable, by notice to Company,  Agent (in the case of such notice by Required Lenders) and Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by Agent or (ii) a notification by Required Lenders to Agent (with a copy to Company) that Required Lenders have determined, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(2) (i) the election by Agent or (ii) the election by Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Company and Lenders or by Required Lenders of written notice of such election to Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

6. Amendment of Section 16.1. Section 16.1 is hereby amended (i) first by adding the words “Except as set forth in Section 4.5” to the beginning of such Section, and (ii) by amending clause (d) of such Section by adding the words “except as set forth in Section 4.5” to such clause.

7. Consent to 2020 Tender Offer.  Pursuant to Section 11.4 of the Credit Agreement, the Administrative Agent and the Lenders hereby consent to the 2020 Tender Offer,  provided that at the time of the payment of the purchase price for the tendered shares no Unmatured Event of Default or Event of Default then exists or could result therefrom (after taking into account the effect of this Amendment).

8. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:
(a) The Administrative Agent shall have received a counterpart signature page to this Amendment, duly executed by the Loan Parties and the Lenders.

(b) The Lenders and the Administrative Agent shall have received an amendment to the Note Agreement, dated May 14, 2015 (as amended) with Prudential, in form and substance acceptable to the Lenders and the Administrative Agent, duly executed by Prudential and the Loan Parties.

(c) The Administrative Agent shall have received such certificates of good standing, certified organizational documents, and officer’s certificates, in each case respecting the Loan Parties, as the Administrative Agent may request.

(d) The Administrative Agent shall have received a completed pro forma Borrowing Base Certificate evidencing $5,000,000 of availability after giving effect to the 2020 Tender Offer, in form and substance acceptable to the Administrative Agent.

(e) The Administrative Agent shall have received a pro forma Compliance Certificate evidencing Tangible Net Worth of the Loan Parties of not less than $95,000,000 (excluding the effect of the 2020 Tender Offer), in form and substance acceptable to the Administrative Agent.

(f) The representations and warranties set forth in Section 9 below shall be true and correct as of the effective date.

(g) The Administrative Agent shall be satisfied that since December 29, 2018, there has been no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of any of the Loan Parties.

(h) All legal, tax, environmental and regulatory matters shall be satisfactory to the Administrative Agent.

For the avoidance of doubt, the amendments and consent contemplated by this Amendment shall not be effective until each of the foregoing conditions have been satisfied or waived in writing by the Lenders and the Administrative Agent.

9. Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Amendment, the Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lenders as follows:

(a)The execution, delivery and performance by the Loan Parties of this Amendment and any other documents required to be executed and/or delivered by the Loan Parties by the terms of this Amendment have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person, do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Loan Parties’ organizational documents, any agreement binding on or applicable to the Loan Parties or any of their property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Loan Parties or of any of their property and will not result in the creation or imposition of any Lien in or on any of their property pursuant to the provisions of any agreement applicable to the Loan Parties or any of their property, other than Liens in favor of the Administrative Agent.

(b)Both before and after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct as of the date hereof and will be true and correct as of the effectiveness of this Amendment, as though made on each such date, except to the extent that such representations and warranties relate solely to an earlier date.

(c)There does not exist any Unmatured Event of Default or Event of Default.

10. No Waiver.  This Amendment is not intended to operate as, and shall not be construed as, a waiver of any Unmatured Event of Default or Event of Default whether known to the Administrative Agent and/or the Lenders, or unknown, as to which all rights and remedies of the Administrative Agent and the Lenders shall remain reserved.

11. Binding Nature of Loan Documents.  Each Loan Party acknowledges and agrees that the terms, conditions and provisions of the Credit Agreement and of each Loan Document are fully binding and enforceable agreements, and are not subject to any defense, counterclaim, set off or other claim of any kind or nature.  Each Loan Party hereby reaffirms and restates its duties, obligations and liability under the Credit Agreement, as amended hereby, and each other Loan Document.

12. Reference to the Loan Documents.  From and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement” or “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement in any other Loan Document, shall mean and be a reference to the Credit Agreement as amended hereby.

13. Release.  Each Loan Party hereby releases, acquits, and forever discharges each of the Administrative Agent and the Lenders and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of any of them from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any Loan Party may have or claim to have now or which may hereafter arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.  The provisions of this Section shall survive payment of all Obligations and shall be binding upon the Loan Parties and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns.

14. Estoppel.  Each Loan Party represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which any Loan Party may have or claim to have against the Administrative Agent and/or the Lenders, which might arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lenders existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.

15. Expenses.  Without in any way limiting the generality of Section 16.5 of the Credit Agreement, the Loan Parties, jointly and severally, hereby agree to pay to the Administrative Agent all of the Administrative Agent’s reasonable legal fees and expenses incurred in connection with this Amendment,  the Credit Agreement and/or any other Loan Document, which amount shall be due and payable upon execution of this Amendment.

16. Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Amendment.

17. Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Any executed counterpart of this Amendment delivered by facsimile or other electronic transmission to a party hereto shall constitute an original counterpart of this Amendment.

18. No Other Modification. Except as expressly amended by the terms of this Amendment, all other terms of the Credit Agreement shall remain unchanged and in full force and effect.

[The signature pages follow.]

THE PARTIES HAVE EXECUTED this Amendment No. 6 to Credit Agreement in the manner appropriate to each as of the date and year first above written.

LOAN PARTIES:

WINMARK CORPORATION

By: /s/ BRETT D. HEFFES______________

Name:  Brett D. Heffes

Title:    Chief Executive Officer

WIRTH BUSINESS CREDIT, INC.

By: /s/ BRETT D. HEFFES______________

Name: Brett D. Heffes

Title:    Treasurer

WINMARK CAPITAL CORPORATION

By: /s/ BRETT D. HEFFES______________

Name:  Brett D. Heffes

Title:    Chief Financial Officer and Treasurer

GROW BIZ GAMES, INC.

By: /s/ BRETT D. HEFFES______________

Name:  Brett D. Heffes

Title:    Treasurer

(Signatures continue on next page.)

ADMINISTRATIVE AGENT

AND A LENDER:

CIBC BANK USA (formerly known as The PrivateBank and Trust Company)

By: /s/ LEANNE MANNING______________

Name:  Leanne Manning

Title:    Managing Director

A LENDER:BMO HARRIS BANK N.A. (f/k/a Harris N.A.)

By: /s/ KIRK PAULEY__________________

Name:    Kirk Pauley

Title:   Vice President